UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): April 20, 2009

PARK AND SELL CORP.

(Exact name of registrant as specified in its Charter)

Commission File No.: 000-53512

Nevada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21 Chaparral Bay SE, Calgary, Alberta, Canada T2X 3P5

(Address of principal executive offices)

Issuer’s telephone number: (403) 612-9878

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

On April 20, 2009, a Stock Purchase Agreement (the “Agreement”) was entered into by and between Juan Carlos Espinosa (“Buyer”) and Michael Trumper and Ryan Lockhart (“Sellers”). At the time of the Agreement, Michael Trumper served as the President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director and Ryan Lockhart served as Secretary and Director of Park and Sale Corp., a Nevada corporation (the “Company”). Prior to the transaction, each of Mr. Trumper and Mr. Lockhart owned 2,500,000 million shares of the Company’s Common Stock, par value $0.00001 per share, which collectively represented 72.20% of the Company’s issued and outstanding 6,920,000 shares.

Pursuant to the terms of the Agreement, the Sellers each sold 2,500,000 shares of the Company’s common stock owned by them (the “Subject Shares”) to Buyer for an aggregate purchase price of $100,000 (the “Purchase Price”). The source of the funds to acquire these shares was the personal funds of the Buyer. Taking into effect the transaction outlined above, the Sellers own zero shares and the Buyer owns 5,000,000 shares of the Company’s Common Stock, representing 0% and 72.20% respectively of the Company’s issued and outstanding 6,920,000 shares.

Additional provisions of the Agreement called for Mr. Trumper and Mr. Lockhart, as the only officers and directors of the Company, to resign at which time Mr. Espinosa would become sole officer and director of the Company.

Other than as outlined above, the Company is not aware of any arrangements, including any pledge of our securities by any person, the operation of which at a subsequent date will result in a change of control.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Pursuant to the terms of the Agreement as outlined above, all officers and directors of the Company resigned. Mr. Trumper resigned as President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director. Mr. Lockhart resigned as Secretary and Director. Concurrent with their resignations, Juan Carlos Espinosa was appointed as President, Chief Executive Officer, Chief Financial Officer, Treasurer/Secretary and sole member of the Company’s Board of Directors.

Mr. Espinosa graduated from Loyola Law School in Chicago with a law degree in international business. After receiving his degree in 2004, he returned to Panama and was appointed junior partner of Alvarez De Soto & Espinosa Jimenez law firm in Panama City. Mr. Espinosa’s private practice areas of expertise are commercial law, public registry, and Panamanian corporations. He also manages family real estate developments.

During the past five years:

1.	Mr. Espinosa has not been the subject of any bankruptcy petition filed by or against any business of which he was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.	Mr. Espinosa has not been convicted in a criminal proceeding or been subject to a pending criminal proceeding.

3.	Mr. Espinosa has not been the subject of an order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

4.	Mr. Espinosa has not been the subject of an order, judgment, or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limited for more than 60 days his right to engage in any business, securities or banking activities, or to be associated with persons engaged in any such activity.

5.	Mr. Espinosa has not been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

6.	Mr. Espinosa has not been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Item 8.01	Other Events

On April 21, 2009, the Company entered into a Consulting Agreement with Public Company Advisors, an Alberta, Canada corporation to assist the Company with potential merger candidates, introduce potential investors to the Company, and to assist in analyzing and evaluating the Company’s operations, among other things. The term of the agreement is for a six-month period with an aggregate fee of $75,000.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements

None

(b)	Pro Forma Financial Information

None

(c)	Shell Company Transactions

None

(d)	Exhibits

Exhibit No.	Date	Document
10.1	April 20, 2009	Stock Purchase Agreement between Juan Carlos Espinosa, and Michael Trumper and Ryan Lockhart*

10.2	April 20, 2009	Consulting Agreement between the Company and Public Company Advisors, Inc.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PARK AND SELL CORP.
(Registrant)

Date: April 23, 2009	By:	/s/ Juan Carlos Espinosa
Juan Carlos Espinosa
President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

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